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                           EXHIBIT 99


                     MULTI-COLOR CORPORATION


FOR IMMEDIATE RELEASE              Contact:  William R. Cochran
May 6, 1996


Multi-Color Corporation has successfully completed the final stage of its commitment to strengthen its balance sheet by approximately $3,000,000 by raising $2,625,000 through the sale of 52,500 shares of a newly created issue of Series A Convertible Preferred Stock to Label Venture Group LLC, a Delaware Limited Liability Company, and converting the entire outstanding principal amount ($500,000) of the Subordinated Convertible Notes issued in October, 1995 into a newly created Series B Convertible Preferred Stock.

Each share of Series A Convertible Common Stock is immediately convertible into ten shares of the Company's Common Stock or a total of 525,000 shares of Common Stock, which would be 19.46% of the Company's outstanding Common Stock after the conversion. The Series A Convertible Preferred Stock bears a preferred dividend of $4.25 per share. The Company has the right to redeem the Series A Convertible Preferred Stock starting in May, 1998. The holders of the Series A Convertible Preferred Stock have the right to appoint one member to the Company's Board of Directors and have designated Louis Perlman as their Board designee.

The Series B Convertible Preferred Stock bears a preferred dividend of $4.25 per share, is immediately convertible into 132,420 shares of Common Stock, and may be redeemed by the Company starting in May, 1998.

The Company intends to use the proceeds to support its future capital expansion plans and to reduce its indebtedness to PNC Bank and Star Bank, its principal lenders. The completion of the above, coupled with the recent amended loan agreement, provides the resources to allow Multi-Color to successfully attain its strategic plan. In this regard, Multi-Color wishes to express its thanks to PNC Bank and Star Bank for their cooperation.